STAT E OF NEVADA

BARBARA K. CEGAVSKE

Secretary of State

Commercial Recordings Division

202 N. Carson Street

Carson City, NV 89701-4201

JEFFERY LANDERFELT

Telephone (775) 684-5708

Deputy Secretary

Fax (775) 684-7138

for Commercial Recordings

OFFICE OF THE

SECRETARY OF STATE

CPSM, INC.

Job:C20160115-0567

January 20, 2016

NV

Special Handling Instructions:

AMENDMENT/STOCK   EMAIL  TTB  1/20/16

Charges

Description

Document Number

Filing Date/Time

Qty

Price

Amount

Amendment

20160018629-15

1/15/2016 8:18:30 AM

1

$175.00

$175.00

Total

$175.00

Payments

Type

Description

Amount

Credit

217123|16012012386924

$175.00

Total

$175.00

Credit Balance:  $0.00

Job Contents:

File Stamped Copy(s):

1

CPSM, INC.

NV

From: 7722881103 Page: 5/8 Received by: NV Secretary of State Date: 1/15/2016 9:05:44 AM

060204

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number
Barbara K. Cegavske	20160018629-15
Barbara K. Cegavske Secretary of State State of Nevada	Filing Date and Time: 01/15/2016 8:18 AM
	Entity Number: E0236642007-1

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

CPSM, Inc.

2. The articles have been amended as follows: (provide article numbers, if available)

Article 3. Authorized Stock of the Articles of Incorporation have been amended in its entirety to read as attached on Exhibit A hereto.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is:

4. Effective date and time of filing: (optional) Date: Time:

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Nevada Secretary of State Amend Profit-After
Revised: 1-5-15

From: 7722881103 Page: 6/8 Received by: NV Secretary of State Date: 1/15/2016 9:05:44 AM

Attachment to Certificate of Amendment

CPSM, Inc.

Article 3. Authorized Stock

(a) Authorized Shares. The aggregate number of shares that the corporation shall have the authority to issue is Three Hundred Million (300,000,000) shares. Two Hundred Fifty Million (250,000,000) shares shall be designated "Common Stock", and shall have a par value of $.0001. Fifty Million (50,000,000) shares shall be designated "Preferred Stock", and shall have a par value of $.0001 per share, and shall be issued for such consideration, expressed in dollars, as the Board of Directors may, from time to time, determine.

(b) Consideration for Shares. All shares of Common Stock and Preferred Stock shall be issued by the corporation for cash, property or services actually performed, for no less than the par value of $.0001 for Common Stock and $.0001 for Preferred Stock. All shares shall be fully paid and non-assessable.

(c) Issuance of Preferred Stock. The Preferred Stock authorized by this Certificate of Incorporation may be issued from time to time in series. The Board of Directors of the corporation is authorized to establish such series, to fix and determine the variations and the relative rights and preferences as between series, and to thereafter issue such stock from time to time. The Board of Directors is also authorized to allow for conversion of the Preferred Stock to Common Stock under terms and conditions as determined by the Board of Directors.

(d) Dividends. Dividends in cash, property or share of the corporation may be paid upon the Common and Preferred Stock, as and when declared by the Board of Directors, out of funds of the corporation to the extent, and in the manner permitted by law.

(e) Voting Rights & Cumulative Voting. Each outstanding share of Common Stock shall be entitled to one vote, and each fractional share of Common Stock shall be entitled to a corresponding fractional vote on each matter submitted to a vote of shareholders. The voting rights of Preferred Stock, if any, shall be established by the Board of Directors at the time such stock is issued in series. Cumulative voting shall not be allowed in the election of directors of the corporation.

(f) Denial of Preemptive Rights. No holder of any shares of the corporation, whether now or hereafter authorized, shall have any preemptive or preferential right to acquire any shares or securities of the corporation, including shares or securities held in the treasury of the corporation.

(g) Dissolution or Liquidation. Upon any dissolution or liquidation, whether voluntary or involuntary, the holders of preferred shares shall be entitled to receive out of the assets of the Corporation, whether such assets are capital or surplus, the sum initially paid per share and a further amount equal to any dividend thereon declared and unpaid to the date of such distribution, before any payment shall be made or any assets distributed to the common stock shareholders. Upon any dissolution or liquidation, whether voluntary or involuntary, if the assets thus distributed among the holders of preferred shares are insufficient to permit the payment to such shareholder of the full preferential amounts, then the entire assets

From: 7722881103 Page: 7/8 Received by: NV Secretary of State Date: 1/15/2016 9:05:45 AM

of the Corporation to be distributed shall be distributed ratably among the holders of preferred shares and after payment to the preferred shareholders of such preferential amounts, the holders of common shares shall be entitled to receive ratably all the remaining assets. A merger or consolidation of this corporation with or into any other corporation or corporations shall not be deemed to be a dissolution or liquidation within the meaning of this provision.